Exhibit (a)(1)

NOTICE OF FUNDAMENTAL CHANGE AND OFFER TO PURCHASE

KYPHON INC.

OFFER TO PURCHASE FOR CASH

ANY AND ALL OUTSTANDING

1.00% CONVERTIBLE SENIOR NOTES DUE 2012 (CUSIP NO. 501577AA8) AND

1.25% CONVERTIBLE SENIOR NOTES DUE 2014 (CUSIP NO. 501577AB6)

THE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON DECEMBER 11, 2007 UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED OR EARLIER TERMINATED, REFERRED TO AS THE “EXPIRATION TIME”). HOLDERS OF THE NOTES MUST TENDER THEIR NOTES IN THE MANNER DESCRIBED BELOW ON OR PRIOR TO THE EXPIRATION TIME TO RECEIVE THE PURCHASE PRICE. NOTES TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME. IF THE NOTES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, ONLY HOLDERS OF NOTES WHO HAVE VALIDLY TENDERED AND NOT WITHDRAWN THEIR NOTES WILL RECEIVE THE PURCHASE PRICE.

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture dated as of February 6, 2007 (referred to as the “Indenture”) between Kyphon Inc., a Delaware corporation (the “Company,” “we,” “us,” and “our”), and U.S. Bank National Association, as trustee, conversion agent and paying agent (referred to as the “paying agent”), and the 1.00% Convertible Senior Notes due 2012 (referred to as the “2012 notes”) and 1.25% Convertible Senior Notes due 2014 (referred to as the “2014 notes” and, together with the 2012 notes, referred to as the “notes”), that at the option of each holder of the notes, we will purchase the notes, subject to the terms and conditions of this Notice of Fundamental Change and Offer to Purchase (as amended and supplemented from time to time, referred to as the “offer to purchase”), the Indenture and the notes (referred to as the “offer”). In accordance with the Indenture, we are offering to purchase the notes for a purchase price in cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including any additional interest and reporting interest) to but excluding the payment date, currently scheduled to be December 12, 2007 unless the expiration time is extended.

This offer to purchase constitutes the “Company Notice” referenced in Section 11.03(a) of the Indenture. Following a fundamental change, as defined in the Indenture, each holder of the notes has the right to have its notes repurchased in accordance with the terms of the Indenture. A fundamental change occurred on November 2, 2007, when we merged with a subsidiary of Medtronic, Inc. (referred to as “Medtronic”), as a result of which we became a wholly owned subsidiary of Medtronic.

The paying agent has informed us that, as of the date of this offer to purchase, all custodians and beneficial holders of the notes hold the notes through accounts established with the Depository Trust Company (referred to as “DTC”) and that there are no certificated notes in non-global form. Accordingly, all notes tendered hereunder must be delivered through the transmittal procedures of DTC.

WE PREVIOUSLY ANNOUNCED THE CONVERTIBILITY OF THE NOTES AND INDICATED THAT YOU COULD CONVERT YOUR NOTES UNTIL 35 CALENDAR DAYS AFTER THE ACTUAL EFFECTIVE DATE OF THE MERGER OR THE RELATED FUNDAMENTAL CHANGE PURCHASE DATE, WHICH IS CURRENTLY EXPECTED TO BE DECEMBER 12, 2007. IF YOU CONVERT YOUR NOTES DURING THAT PERIOD, YOU WILL BE ENTITLED TO RECEIVE AN INCREASE IN THE CONVERSION RATE APPLICABLE TO THE NOTES THAT YOU CONVERT. AS A RESULT, FOR EACH $1,000 PRINCIPAL AMOUNT OF 2012 NOTES THAT YOU CONVERT, YOU WILL RECEIVE $1,321.92 IN CASH, AND FOR EACH $1,000 PRINCIPAL AMOUNT OF 2014 NOTES THAT YOU CONVERT, YOU WILL RECEIVE $1,331.26 IN CASH. IN CONTRAST, FOR NOTES THAT YOU TENDER PURSUANT TO THE OFFER, WE ESTIMATE THAT THE AMOUNT YOU WILL BE ENTITLED TO RECEIVE, INCLUDING ACCRUED AND UNPAID INTEREST (INCLUDING ADDITIONAL INTEREST AND REPORTING INTEREST) TO, BUT EXCLUDING, THE PAYMENT DATE WILL BE APPROXIMATELY $1,005.44 PER $1,000 PRINCIPAL AMOUNT OF 2012 NOTES AND $1,006.35 PER $1,000 PRINCIPAL AMOUNT OF 2014 NOTES, ASSUMING THE PAYMENT DATE OCCURS ON DECEMBER 12, 2007.

The paying agent is:

U.S. Bank National Association

By Hand or Overnight Delivery: U.S. Bank National Association Attention: Specialized Finance Department 60 Livingston Avenue St. Paul, Minnesota 55107	For Information: (800) 934-6802	By Facsimile: (651) 495-8158 Attention: Specialized Finance Confirm Receipt of Facsimile Only: (800) 934-6802

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if this statement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this offer to purchase is November 8, 2007

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL NOTES IN ANY CIRCUMSTANCES OR JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS OFFER TO PURCHASE, OR THE DATE OF ANY DOCUMENTS INCORPORATED BY REFERENCE, AS APPLICABLE. NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR EMPLOYEES OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY REPRESENTATION OR RECOMMENDATION TO ANY HOLDER AS TO WHETHER OR NOT TO TENDER NOTES. YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS AND MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR NOTES AND, IF SO, THE AMOUNT OF NOTES TO TENDER.

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TO HOLDERS OF

1.00% CONVERTIBLE SENIOR NOTES DUE 2012 (CUSIP NO. 501577AA8) AND

1.25% CONVERTIBLE SENIOR NOTES DUE 2014 (CUSIP NO. 501577AB6)

OF KYPHON INC.

SUMMARY TERM SHEET

The following are answers to some of the questions that you, as a holder of our notes, may have. We urge you to read the remainder of this offer to purchase carefully because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this offer to purchase.

Who is offering to buy my notes?

We, Kyphon Inc., are offering to purchase the notes. The address and telephone number of the Company’s principal executive offices is 1221 Crossman Avenue, Sunnyvale, California 94089, (408) 548-6500. See “Section 4—Certain Information Concerning the Offeror.”

What notes are you seeking to purchase in the offer?

We are offering to purchase any and all of our outstanding 1.00% Convertible Senior Notes Due 2012 (CUSIP No. 501577AA8) and 1.25% Convertible Senior Notes Due 2014 (CUSIP No. 501577AB6). As of November 8, 2007, there was $200,000,000 aggregate principal amount of the 2012 notes outstanding and $200,000,000 aggregate principal amount of the 2014 notes outstanding. We issued the notes under the Indenture dated as of February 6, 2007 between us and U.S. Bank National Association, as trustee. See “Section 1—Introduction.”

Why are you offering to purchase my notes?

We are offering to purchase the notes to satisfy our contractual obligation under Section 11.01 of the Indenture. The Indenture requires us to offer to purchase your notes following a “fundamental change” with respect to the Company. A fundamental change occurred on November 2, 2007. For more information about us, see “Section 1—Introduction.”

How much are you offering to pay and what is the form of payment?

Pursuant to the Indenture, we are offering to purchase your notes at a purchase price in cash of 100% of the principal amount of the notes, plus accrued and unpaid interest (including any additional interest and reporting interest, each as defined in the Indenture) to, but excluding, the payment date, currently scheduled to be December 12, 2007 unless the expiration time is extended or terminated. We estimate that on the currently scheduled payment date the purchase price, including all accrued and unpaid interest (including additional interest and reporting interest) to, but excluding, the payment date will be approximately $1,005.44 per $1,000 principal amount of 2012 notes and $1,006.35 per $1,000 principal amount of 2014 notes. You will not have to pay any transfer taxes or fees or commissions on this amount. You may be required to pay commissions to your broker in connection with your tender of notes. See “Section 2—Terms of the Offer.”

If you tender your notes in connection with the offer you will not be entitled to convert your notes and you will not be entitled to an increase in the conversion rate payable under the Indenture. See “Section 2. Terms of the Offer” and “Section 6. Conversion Rights With Respect to the Notes.”

Are my notes currently convertible?

Yes, we previously announced the convertibility of the notes pursuant to Sections 12.01(a) and 12.07 of the Indenture and indicated that holders of notes could convert their notes until 35 calendar days after the actual effective date of the merger or the related fundamental change purchase date, as defined in the Indenture, which is currently expected to be December 12, 2007 (referred to as the “conversion right”). If you convert your notes during that period, you will be entitled to receive an increase in the conversion rate applicable to the notes that you convert.

As a result, for each $1,000 principal amount of 2012 notes that you convert, you will receive an amount in cash equal to $1,321.92, and for each $1,000 principal amount of 2014 notes that you convert, you will receive an amount in cash equal to $1,331.26. In contrast, for notes that you tender pursuant to the offer, we estimate that the amount you will be entitled to receive, including accrued and unpaid interest (including additional interest and reporting interest) to, but excluding, the payment date will be approximately $1,005.44 per $1,000 principal amount of 2012 notes and $1,006.35 per $1,000 principal amount of 2014 notes, assuming the payment date occurs on December 12, 2007. See “Section 2. Terms of the Offer” and “Section 6. Conversion Rights With Respect to the Notes.”

What is the relationship between the offer and the convertibility of the notes?

The right to participate in the offer is a separate right from the right to convert the notes. If you do tender your notes in the offer, you will not be able to convert your notes unless you withdraw your previously tendered notes prior to the expiration time of the offer. If you do not tender your notes into the offer, your conversion rights will not be affected. If you have exercised your conversion right and converted your notes, you may not tender your converted notes in the offer. See “Section 6. Conversion Rights With Respect to the Notes.”

Do you have the financial resources to make payment?

Yes. We estimate that we will need approximately $402.4 million to purchase all of the notes pursuant to the Offer and to pay all related fees and expenses. Medtronic has informed us that it intends to supply the funds for our purchase of the notes from cash on Medtronic’s balance sheet. See “Section 11—Source and Amount of Funds.”

What is the market value of the notes?

There is no established reporting or trading system for the notes; however, the notes currently are traded over-the-counter or on the PORTAL Market of the Nasdaq Stock Market. Accordingly, there is no practical way to determine the trading history of the notes. We believe that trading in the notes has been limited and sporadic. See “Section 5—Price Range of Notes and Common Stock.”

How long do I have to tender in the offer?

You have until 5:00 p.m., Eastern time, on December 11, 2007 unless we extend or earlier terminate the offer, to tender your notes in the offer. See “Section 2—Terms of the Offer” and “Section 8—Expiration, Extension, Amendment, Withdrawal or Termination of the Offer.”

Are there any conditions to the offer?

We are offering to purchase all outstanding notes. The offer is not conditioned upon the tender of a minimum amount of notes or subject to any financing condition. The only conditions to this offer are (i) the timely and proper delivery and tender of notes in accordance with the terms of this offer and (ii) that the offer must comply with applicable law. See “Section 12—Conditions of the Offer.”

How do I tender my notes?

To tender your notes for purchase pursuant to the offer, you must tender the notes through the transmittal procedures of DTC no later than 5:00 p.m., Eastern time, on December 11, 2007.

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Holders whose notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact the nominee and instruct the nominee to tender the notes on the holder’s behalf through the transmittal procedures of DTC on or before the expiration time.

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Holders who are DTC participants should tender their notes electronically through DTC’s Automated Tenders over the Participant Terminal System, subject to the terms and procedures of that system on or before the expiration time.

By tendering your notes through the transmittal procedures of DTC, you agree to be bound by the terms of the offer. See “Section 9—Procedures for Tendering Notes.”

Can the offer be extended, and under what circumstances?

Yes. We have the right to extend the offer at any time by giving written notice to the paying agent. However, in accordance with the Indenture, we must purchase any validly tendered notes that have not been validly withdrawn by December 11, 2007. We will publicly announce any extension no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration of the offer. Without limiting the manner in which we may choose to make any public announcement, we shall be under no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release. See “Section 8—Expiration, Extension, Amendment, Withdrawal or Termination of the Offer.”

Until what time can I withdraw previously tendered notes?

You can withdraw previously tendered notes at any time until the expiration time, 5:00 p.m., Eastern time, on December 11, 2007 unless we extend the offer, in which case you may withdraw your notes at any time prior to the new expiration time. See “Section 10—Withdrawal of Tenders.”

How do I withdraw previously tendered notes?

To withdraw notes validly tendered in the offer, you must withdraw the notes through the procedures of DTC prior to the expiration time. You may not rescind a withdrawal of tendered notes. However, you may retender your notes by following the proper tender procedures. See “Section 9—Procedures for Tendering Notes” and “Section 10—Withdrawal of Tenders.”

If I tender, when will I receive payment for the notes?

We will accept for payment notes validly tendered prior to the expiration of the offer and not validly withdrawn subject to the conditions of the offer (including the terms and conditions of any extension or amendment hereto). Promptly after the expiration time, we will pay the purchase price for all notes validly tendered and not withdrawn under the offer. The payment date is currently scheduled to be December 12, 2007 unless the expiration time is extended. See “Section 2—Terms of the Offer.”

If my notes are purchased in the offer, when will interest cease to accrue on them?

Unless we default in making payment of the purchase price, interest (including any additional interest and reporting interest) on the notes we purchase from you will continue to accrue to but excluding the payment date for the offer, which we currently expect to be December 12, 2007, unless the expiration time is extended.

What will happen to notes not tendered in the offer?

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Any notes that remain outstanding after consummation of the offer will continue to be our obligation and will remain subject to the terms of the Indenture governing the notes, including the accrual of interest.

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To the extent that notes are purchased pursuant to this offer or converted in connection with the conversion right, any trading markets for the notes that remain outstanding may be more limited than the trading markets that may have existed if all notes remained outstanding. In addition, following the consummation of the merger, we expect that the notes will no longer be eligible to trade on the PORTAL Market which will further limit any trading markets for the notes. As a result, the market price for the remaining notes may decrease or become more volatile.

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Whether or not any notes are purchased by us pursuant to the offer, we or any of our affiliates, from time to time at any time beginning after the tenth business day following the expiration of the offer, may acquire notes not tendered or accepted pursuant to the offer, through various means upon such terms and at prices that may be higher or lower than the prices to be paid pursuant to the offer, and for cash or other consideration.

Do I have to pay a commission if I tender my notes?

No commissions are payable by holders of the notes, except you may be required to pay commissions to your broker in connection with your tender of notes. See “Section 2—Terms of the Offer.”

What are the material federal income tax consequences to me if I tender?

The sale of notes pursuant to the offer will be a taxable event for U.S. federal income tax purposes. See “Section 13—Material U.S. Federal Income Tax Consequences.”

Who can I talk to if I have questions about the offer?

You may contact the paying agent at the address and telephone and facsimile numbers set forth on the cover of this offer to purchase if you have any questions about how to tender your notes or to request assistance with tendering your notes. If you have any other questions about the offer, you may contact us at the following address and telephone number: Kyphon Inc., Attention: Martha Goldberg Aronson, Investor Relations, c/o Medtronic Inc., 710 Medtronic Pkwy NE LC-480, Minneapolis, MN 55432-5604, Telephone: (763) 505-2694.

Are you making any recommendation about the offer?

No. We do not make, and none of our officers, directors or affiliates makes, any recommendation as to whether holders should tender their notes pursuant to the offer. Holders should determine whether or not to accept the offer based upon their own assessment of current market value, liquidity needs and investment objectives. See “Section 2—Terms of the Offer.”

AVAILABLE INFORMATION

Although we have filed periodic reports, proxy statements and other information with the SEC on a regular basis since 2002, as a result of the merger we will no longer be required to make these filings after November 12, 2007. You may read and copy the reports, proxy statements and other information that we have filed with the SEC at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1 (800) SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available on the SEC’s website at http://www.sec.gov.

We have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”), and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the offer. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

DOCUMENTS INCORPORATED BY REFERENCE

We incorporate by reference in this offer to purchase the information that we file with the SEC which means that we can disclose important information to you by referring you to another document. The information incorporated by reference is an important part of this offer to purchase. Any statement that is contained in a document incorporated by reference in this offer to purchase shall be modified or superseded for the purposes of this offer to purchase to the extent that a statement contained in this offer to purchase or in any other subsequently filed document that is also incorporated by reference in this offer to purchase modifies or supersedes such statement. Any such statements so modified or superseded shall not be considered, except as so modified or superseded, to constitute a part of this offer to purchase.

We incorporate by reference the documents listed below:

•	Tender Offer Statement on Schedule TO filed with the SEC on November 8, 2007;

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The description of the notes and Indenture included in item 1.01 of our Form 8-K, filed with the SEC on February 12, 2007, and the terms of the Indenture and notes, which are included as Exhibit 4.1 to the same Form 8-K;

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on February 28, 2007;

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Portions of our definitive Proxy Statement for our 2007 Annual Meeting of Stockholders incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on April 30, 2007;

•	Quarterly Report on Form 10-Q for quarterly period ended March 31, 2007, filed with the SEC on May 10, 2007;

•	Quarterly Report on Form 10-Q for quarterly period ended June 30, 2007, filed with the SEC on August 8, 2007;

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Current Reports on Form 8-K filed with the SEC on February 12, 2007, March 3, 2007, April 25, 2007, July 30, 2007, August 23, 2007, September 1, 2007, September 19, 2007, October 9, 2007, October 23, 2007, November 7, 2007 and November 8, 2007;

•	Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 7, 2007; and

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The description of our common stock contained in our Registration Statement on Form 8-A12G, filed with the SEC on May 7, 2002, including any amendment or report filed for the purpose of updating that information.

In addition, we will file an amendment to the Schedule TO to incorporate by reference into the offer to purchase all documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof and prior to the expiration time.

Upon request, we will provide a copy of all documents we incorporate by reference at no cost, to any person that receives this offer to purchase. To request a copy of any of these documents you should call or write Kyphon Inc., Attention: Martha Goldberg Aronson, Investor Relations, c/o Medtronic Inc., 710 Medtronic Pkwy NE LC-480, Minneapolis, MN 55432-5604, Telephone: (763) 505-2694 or by internet via our website at http://www.kyphon.com as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This offer to purchase and the documents referred to in this offer to purchase contain forward-looking statements within the meaning of Section 21E of the Exchange Act. Statements other than statements of historical fact, including statements regarding our future expectations, beliefs, goals or prospects, are forward-looking statements for the purposes of federal and state securities laws. Forward-looking statements are commonly identified by words such as “may,” “will,” “should,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “future,” “intends,” “contemplates,” “anticipates” and other terms with similar meanings. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results, in each case relating to us, wherever they occur in this offer to purchase or the other documents incorporated by reference herein, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.

These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this offer to purchase and incorporated by reference into this offer to purchase. In addition to the risk factors identified elsewhere and incorporated by reference into this offer to purchase, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

•	the businesses of the Company and Medtronic may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected;

•	the expected growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	adverse governmental or regulatory policies may be enacted;

•	the effects of local and national economic, credit and capital market conditions on the economy in general, and on the medical device industry in particular;

•	changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;

•	the outcomes of investigations and legal proceedings, including those discussed in our public filings with the SEC;

•	the effects of competition, including locations of competitors and operating and market competition; and

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other factors and other risks referred to in our public filings with the SEC, including as described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, both of which can be found at the SEC’s website located at http://www.sec.gov, and on our website located at http://ir.kyphon.com/sec.cfm.

We do not intend to revise any forward-looking statements to reflect events or circumstances that occur after the date of this offer to purchase or to reflect the occurrence of unanticipated events, unless we are legally obligated to do so.

Section 1.	Introduction

We are offering, upon the terms and subject to the conditions of the offer, to purchase any or all of our outstanding 2012 notes and 2014 notes at a price in cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including any additional interest and reporting interest) to but excluding the payment date, which is currently scheduled to be December 12, 2007.

This offer to purchase is being sent to you pursuant to Section 11.03(a) of the Indenture and constitutes a “Company Notice” referenced therein. Section 11.01(a) of the Indenture provides that following a fundamental change, as defined in the Indenture, each holder of the notes will have the right to have all of its notes, or any portion of the principal amount thereof that is an integral multiple of $1,000, purchased at the purchase price. A fundamental change as defined in the Indenture occurred on November 2, 2007 as a result of the consummation of our merger with a wholly owned subsidiary of Medtronic, due to which we become a wholly owned subsidiary of Medtronic.

The offer will expire at the expiration time, which is 5:00 p.m., Eastern time, on December 11, 2007 unless extended or earlier terminated. If notes are accepted for payment pursuant to the offer, only holders of notes who validly tender their notes pursuant to the offer at or prior to the expiration time will receive the purchase price. Notes tendered in the offer may be withdrawn at any time prior to the expiration time.

In the event that we withdraw or terminate the offer because either or both of the conditions to the offer described in “Section 12. Conditions of the Offer.” have not been satisfied, the purchase price will not be paid or become payable to holders of the notes who have tendered their notes. In such event, the paying agent will return tendered notes to the tendering holders promptly following the termination or withdrawal of the offer.

Subject to applicable securities laws and the terms set forth in the Indenture and in the offer, we reserve the right to extend or otherwise to amend the offer in any respect. However, in accordance with the Indenture, we must purchase any validly tendered notes that have not been validly withdrawn by December 13, 2007. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the offer to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration time. Without limiting the manner in which any public announcement may be made, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release. See “Section 8—Expiration, Extension, Amendment, Withdrawal or Termination of the Offer.”

Subject to applicable securities laws, we expressly reserve the absolute right, in our sole discretion, from time to time, beginning after the tenth business day after expiration of the offer to purchase any notes that are not tendered or accepted in the offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon terms that may or may not differ materially from the terms of the offer.

THIS OFFER TO PURCHASE CONTAINS IMPORTANT INFORMATION WHICH YOU SHOULD READ BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

WE DO NOT MAKE, AND NONE OF OUR OFFICERS, DIRECTORS OR AFFILIATES MAKES, ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER THEIR NOTES PURSUANT TO THE OFFER.

Section 2.	Terms of the Offer

Upon the terms and subject to the conditions of the offer, we are offering to purchase for cash any and all of the outstanding notes at a price in cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including any additional interest and reporting interest) to but excluding the payment date, which is currently scheduled to be December 12, 2007. We estimate that on the currently scheduled payment date the purchase price, including all accrued and unpaid interest (including any additional interest and reporting interest) to, but excluding, the payment date will be approximately $1,005.44 per $1,000 principal amount of 2012 notes and

$1,006.35 per $1,000 principal amount of 2014 notes, assuming the payment date occurs on December 12, 2007. You will not be required to pay any commission in connection with the offer, except for commissions you may need to pay your broker in connection with your tender of notes.

You may tender, and we will only accept, notes tendered in denominations of $1,000 principal amount and integral multiples thereof. We will accept for payment, upon the terms and subject to the conditions of the offer, all notes validly tendered in accordance with the procedures set forth in “Section 9—Procedures for Tendering Notes” and not withdrawn in accordance with the procedures set forth in “Section 10—Withdrawal of Tenders” at or prior to the expiration time. Each tendering holder of notes whose notes are accepted for payment pursuant to the offer will receive the same consideration therefor, per $1,000 principal amount thereof, as all other holders of notes whose tenders are accepted.

We and our affiliates, including our executive officers and directors, will be prohibited under applicable federal securities laws from repurchasing additional notes outside of the offer until at least the 10th business day after the expiration time. Following such time, if any notes remain outstanding, we may purchase additional notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than that offered in the offer, or which may be made for cash or other consideration. The decision to purchase additional notes, if any, will depend upon many factors, including the market price of the notes, the results of the offer, our business and financial position, and general economic and market conditions. Any such purchase may be on the same terms or on terms more or less favorable to holders than the terms of the offer as described in this offer to purchase.

Section 3.	Purpose of the Offer

The Indenture requires us to offer to purchase your notes following a fundamental change with respect to the Company. A fundamental change, as defined in the Indenture, occurred on November 2, 2007 when we merged with and into a wholly owned subsidiary of Medtronic with the Company as the surviving entity.

Section 4.	Certain Information Concerning the Offeror

We are a global medical device company focused on the design, manufacture and marketing of single-use and implantable medical device products used in minimally invasive therapies by spine specialists for the treatment and restoration of spinal anatomy. We are currently commercializing products including our KyphX proprietary balloon technologies for the repair of spinal fractures, the X-STOP Interspinous Process Decompression and Aperius PercLID technologies for the treatment of lumbar spinal stenosis, and the Discyphor product line for performing the Functional Anaesthetic Discography procedure to assist in diagnosing the source of low back pain. Headquartered in Sunnyvale, California, we are incorporated under the laws of the State of Delaware. Our website address is http://www.kyphon.com. The information on our website is not a part of this offer to purchase. As a result of the consummation of our merger, we became a wholly owned subsidiary of Medtronic.

Section 5.	Price Range of Notes and Common Stock

There is no established reporting system or trading market for trading in the notes; however, we believe the notes currently are traded over-the-counter or on the PORTAL Market of the Nasdaq Stock Market. Accordingly, there is no practical way to determine the trading history of the notes. We believe that trading in the notes has been limited and sporadic. Quotations for securities that are not widely traded, such as the notes, may differ from actual trading prices and should be viewed as approximations. To the extent such information is available, holders are urged to contact their brokers with respect to current information regarding the market price of the notes. Following the consummation of the merger, we expect that the notes will no longer be eligible to trade on the PORTAL Market which will further limit any trading market for the notes.

A debt security with a small outstanding principal amount available for trading (a small “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a greater float. Consequently, our purchase of notes pursuant to the offer will reduce the float and may negatively impact the liquidity, market value and price volatility of the notes that remain outstanding following the offer. We cannot assure you that a trading market will exist for the notes following the offer. The extent of the market for the notes following consummation of the offer will depend upon, among other things, the remaining outstanding principal amount of the notes at such time, the number of holders of notes remaining at such time and the interest in maintaining a market in such notes on the part of securities firms.

As a result of the merger, the Company became a wholly owned subsidiary of Medtronic, the Company’s common stock was delisted from the Nasdaq Global Select Market and, after November 12, 2007, the Company will no longer be required to file periodic reports and other information with the SEC. As a result, there is no longer any trading in the Company’s common stock. Prior to the merger, our common stock traded on the Nasdaq Global Select Market. The following table sets forth the high and low closing per share sales prices of our common stock for the periods indicated as reported on published financial sources.

	Common Stock Price
	High	Low
2005
Quarter ended March 31, 2005	$28.47	$23.86
Quarter ended June 30, 2005	34.79	24.28
Quarter ended September 30, 2005	44.93	34.06
Quarter ended December 31, 2005	46.40	37.76

2006
Quarter ended March 31, 2006	$42.95	$33.74
Quarter ended June 30, 2006	43.50	33.11
Quarter ended September 30, 2006	39.58	31.16
Quarter ended December 31, 2006	44.98	33.10

2007
Quarter ended March 31, 2007	$46.90	$40.74
Quarter ended June 30, 2007	50.03	45.06
Quarter ended September 30, 2007	70.00	49.24
Quarter ended December 31, 2007 (through November 2, 2007)	70.97	70.04

On November 2, 2007, the last reported sales price of the Company’s common stock on the Nasdaq Global Select Market was $70.97.

WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE NOTES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

Section 6.	Conversion Rights With Respect to the Notes

As a result of the merger, the notes are now only convertible into cash. Pursuant to the terms of the Indenture, the notes may be converted into cash prior to the maturity date under the following circumstances:

•	prior to December 1, 2011, in the case of the 2012 notes, and December 1, 2013, in the case of the 2014 notes, at the option of the holder under the following circumstances:

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during any fiscal quarter (and only during that fiscal quarter) if the last reported sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the conversion price in effect on that last trading day;

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during the five business days after any five consecutive trading-day period in which the trading price per $1,000 principal amount of notes for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such day; or

¡	during specified periods in connection with specified corporate transactions described in Section 12.01(a)(iv) of the Indenture; and

•

on or after December 1, 2011, in the case of the 2012 notes, and December 1, 2013, in the case of the 2014 notes, holders of the notes may convert each note at the applicable conversion rate at any time prior to the close of business on the third business day immediately preceding the applicable maturity date.

Upon the occurrence of any of the circumstances described above, holders may convert any outstanding notes into cash and will be entitled to receive $1,220.85 of cash for each $1,000 principal amount of notes based on the conversion rate of 17.1951 that was in effect on the effective date of the merger and the $71.00 price per share payable in the merger. Upon conversion of the notes, holders will not receive any additional cash payment representing accrued but unpaid interest (including additional interest and reporting interest).

On November 6, 2007, we provided to holders of notes a Notice of Fundamental Change and Increase in the Conversion Rate dated November 6, 2007 (referred to as the “Prior Notice”). Due to a typographical error, the Prior Notice erroneously stated that the conversion rate in effect on the effective date of the merger was 17.951. As set forth in this offer to purchase, the conversion rate in effect on the effective date of the merger was actually 17.1951.

If you convert your notes on or before the payment date for this offer (which is currently expected to be December 12, 2007), the conversion rate will be increased and you will receive the following upon conversion of your notes:

•

with respect to the 2012 notes, an increase in the conversion rate equal to 1.4235, to yield a conversion rate equal to 18.6186, as a result of which you will receive an additional $101.07 of cash per $1,000 principal amount of notes, and so will receive a total of $1,321.92 of cash per $1,000 principal amount of notes; and

•

with respect to the 2014 notes, an increase in the conversion rate equal to 1.5550, to yield a conversion rate equal to 18.7501, as a result of which you will receive an additional $110.41 of cash per $1,000 principal amount of notes, and so will receive a total of $1,331.26 of cash per $1,000 principal amount of notes.

In contrast, for notes that you tender pursuant to the offer, we estimate that the amount you will be entitled to receive, including accrued and unpaid interest (including additional interest and reporting interest) to, but excluding, the payment date will be approximately $1,005.44 per $1,000 principal amount of 2012 notes and $1,006.35 per $1,000 principal amount of 2014 notes, assuming the payment date occurs on December 12, 2007.

In order to convert the notes into cash:

•	a holder of notes in book-entry form must complete and deliver appropriate instructions in accordance with the Indenture to the conversion agent; and

•	a holder of notes in definitive form must present the notes, a conversion notice and other required documentation to the conversion agent, and otherwise comply with the requirements of the Indenture.

The right to participate in the offer is a separate right from the right to convert the notes. If you have converted your notes you may not tender your converted notes in the offer. If you do not tender your notes into the offer, your conversion rights will not be affected.

U.S. Bank National Association is acting as trustee, paying agent and conversion agent for the notes. For more information regarding the conversion rights with respect to the notes, or any of the other terms and conditions of the notes, please refer to the Indenture.

Section 7.	Acceptance of Notes for Payment

Upon the terms and subject to the conditions of the offer, the Indenture and applicable law, on the business day immediately following the expiration time we will accept for payment all notes validly tendered and not withdrawn prior to the expiration time. For purposes of the offer, we will be deemed to have accepted for payment validly tendered notes (or defectively tendered notes with respect to which we have waived such defect) if, as and when we give oral or written notice thereof to the paying agent. Promptly after the expiration time, we will pay the purchase price for all notes validly tendered and not withdrawn under the offer. The payment date is currently scheduled to be December 12, 2007 unless the expiration time is extended or terminated. The paying agent will act as agent for tendering holders for the purpose of receiving payment from us and transmitting such payment to tendering holders. Unless we default in making payment of the purchase price, interest (including any additional interest and reporting interest) on the purchased notes will cease to accrue on and after the business day following the expiration date. Under no circumstances will there be any further accrual of interest because of any delay in the transmission of funds to the holders of purchased notes or otherwise.

We expressly reserve the right, in our sole discretion, to delay acceptance for payment of notes tendered under the offer or the payment for notes accepted for payment (subject to Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which require that we pay the consideration offered or return the notes deposited by or on behalf of the holders of notes promptly after the termination or withdrawal of the offer). We also expressly reserve the right, in our sole discretion, to withdraw or terminate the offer if either or both of the conditions specified in the section captioned “Section 12. Conditions of the Offer” have not been satisfied. In all cases, payment by the paying agent for notes accepted for payment pursuant to the offer to holders or beneficial owners will be made only after timely valid tenders of notes pursuant to the procedures set forth under “Section 9—Procedures for Tendering Notes.”

We will only accept tenders of notes pursuant to the offer in principal amounts equal to $1,000 or integral multiples thereof.

If we do not accept tendered notes for payment for any reason pursuant to the terms and conditions of the offer, such notes will be credited to an account maintained at the book-entry transfer facility designated by the participant therein who so delivered such notes, promptly following the expiration time or the termination of the offer.

We reserve the right to transfer or assign, in whole at any time or in part from time to time, to one or more of our affiliates, the right to purchase notes tendered pursuant to the offer, however any such transfer or assignment will not relieve us of our obligations under the offer or prejudice the rights of tendering holders to receive payments for notes validly tendered and accepted for payment pursuant to the offer.

Section 8.	Expiration, Extension, Amendment, Withdrawal or Termination of the Offer

The offer will expire at the expiration time, which is 5:00 p.m., Eastern time, on December 11, 2007 unless extended or earlier terminated.

We expressly reserve the right, at any time or from time to time, subject to applicable law and the provisions of the Indenture, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and the payment for, the notes, by giving oral or written notice of such extension to the paying agent, (ii) to amend the offer in any respect by giving oral or written notice of such amendment to the paying agent and (iii) to withdraw or terminate the offer in our sole discretion if either or both of the conditions specified in the section captioned “Section 12. Conditions of the Offer” have not been satisfied. We will follow any extension, amendment or termination as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration time. Without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

If we extend the offer, or if, for any reason, the acceptance for payment of, or the payment for, notes is delayed or if we are unable to accept for payment or pay for notes pursuant to the offer, then, without prejudice to our rights under the offer, the paying agent may retain tendered notes on our behalf, and such notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in “Section 10—Withdrawal of Tenders.” However, our ability to delay the payment for notes which we have accepted for payment is limited by Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which require that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer.

Any notes received by the paying agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the paying agent to the tendering holders promptly following the earlier to occur of the expiration time or the termination of the offer.

Section 9.	Procedures for Tendering Notes

You will not be entitled to receive the purchase price for your notes unless you validly tender and do not withdraw your notes on or before the expiration time, which is 5:00 p.m., Eastern time, on December 11, 2007. Only registered holders are authorized to tender their notes for purchase. You may tender some or all of your notes; however, any notes tendered must be in $1,000 principal amount or an integral multiple thereof. If you do not validly tender your notes on or before the expiration time, your notes will remain outstanding subject to the existing terms of the Indenture and the notes.

Method of Tendering Notes. The trustee under the Indenture has informed us that, as of the date of this offer to purchase, all custodians and beneficial holders of the notes hold the notes through DTC accounts and that there are no certificated notes in non-global form. Accordingly, all notes tendered for purchase hereunder must be delivered through DTC’s Automatic Tenders over the Participant Terminal System, or PTS. Delivery of notes and all other required documents, including delivery and acceptance through PTS, is at the election and risk of the person tendering notes.

Agreement to be Bound by the Terms of the Offer. By tendering your notes through PTS, you acknowledge and agree as follows:

•

pursuant to the offer, such notes shall be purchased as of the date the notes are accepted for purchase pursuant to the terms and conditions of the Indenture and the notes, and that under the Indenture notes must be surrendered to the paying agent to collect payment of the purchase price;

•	you agree to all of the terms of the offer;

•	you have received this offer to purchase and acknowledge that it provides the notice required by the Indenture;

•	upon the terms and subject to the conditions of the offer, and effective upon the acceptance for payment thereof, you

o	irrevocably surrender, sell, assign and transfer to us, all right, title and interest in and to all the notes tendered and so accepted for payment,

o	waive any and all rights with respect to the notes (including, without limitation, any existing or past defaults and their consequences in respect of the notes and the Indenture),

o	release and discharge us and our directors, officers, employees and affiliates from any and all claims you may have now, or may have in the future arising out of, or related to, the notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the notes or to participate in any conversion, redemption or defeasance of the notes and

o	irrevocably constitute and appoint the paying agent as your true and lawful agent and attorney-in-fact with respect to any such tendered notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to

(a)	transfer ownership of such notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us,

(b)	present such notes for transfer on the relevant security register and

(c)	receive all benefits or otherwise exercise all rights of beneficial ownership of such notes

(except that the paying agent will have no rights to, or control over, funds from us, except as our agent, for the purchase price of any tendered notes that are purchased by us), all in accordance with the terms set forth in this offer to purchase;

•

you represent and warrant that you (i) own the notes tendered and are entitled to tender such notes and (ii) have full power and authority to tender, surrender, sell, assign and transfer the notes tendered and that when such notes are accepted for payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

you agree, upon request from us, to execute and deliver any additional documents deemed by the paying agent or us to be necessary or desirable to complete the sale, assignment and transfer of the notes tendered;

•	you understand that all notes properly tendered and not validly withdrawn prior to expiration time will be purchased at the purchase price, in cash, subject to the terms and conditions of the offer;

•

payment for notes purchased pursuant to this offer to purchase will be made by deposit of the purchase price for notes with the paying agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you;

•	tenders for notes may be withdrawn prior to the expiration time by following the procedures “Section 10—Withdrawal of Tenders”;

•

all authority conferred or agreed to be conferred pursuant to the terms of the offer hereby shall survive your death or incapacity and every one of your obligations and shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the tender, delivery and surrender of the notes are not effective, and the risk of loss of the notes does not pass to the paying agent, until receipt by the paying agent of any and all evidences of authority and any other required documents in form satisfactory to us; and

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any notes pursuant to the procedures described in this offer to purchase and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us, in our sole direction, which determination shall be final and binding on all parties.

Tender of Notes Held Through a Custodian. If your notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to tender your notes and instruct such nominee to tender your notes for purchase on your behalf through the transmittal procedures of DTC as set forth below under the caption “—Tender of Notes in Global Form” on or prior to the expiration time.

Tender of Notes in Global Form. If you are a DTC participant, you may elect to tender to us your beneficial interest in the notes by:

•	delivering to the paying agent’s account at DTC through DTC’s book-entry system your beneficial interest in the notes on or prior to the expiration time; and

•	electronically transmitting your acceptance of the offer through DTC’s PTS, subject to the terms and procedures of that system on or prior to expiration time.

In tendering through PTS, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company or other nominee on your behalf, and transmitted by DTC to the paying agent, will acknowledge, on behalf of DTC and you, receipt by you of and agreement to be bound by the terms of the offer, including those set forth above under the caption “—Agreement to be Bound by the Terms of the Offer.”

Section 10.	Withdrawal of Tenders

You may withdraw your tendered notes at any time prior to the expiration time but not thereafter, except as set forth below. In addition, you may withdraw tendered notes if we terminate the offer without purchasing any notes. If we terminate the offer or do not purchase any notes in the offer, we will instruct the paying agent to return your tendered notes to you promptly following the earlier of such termination or the expiration time, without cost or expense to you. You may also withdraw tendered notes if we have not yet accepted them for payment after the expiration of 40 business days from the date of this offer to purchase. We will not pay any consideration in respect of notes that are withdrawn from the offer.

If, for any reason whatsoever, acceptance for payment of, or payment for, any notes tendered pursuant to the offer is delayed (whether before or after our acceptance for payment of notes) or we are unable to accept for payment or pay for the notes tendered pursuant to the offer, we may (without prejudice to our rights set forth herein) instruct the paying agent to retain tendered notes (subject to the right of withdrawal in certain circumstances and subject to Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).

For a withdrawal of a tender of notes to be effective, a “request message” as defined below must be received by the paying agent prior to the expiration time, or after 5:00 p.m., Eastern time, on December 11, 2007. DTC participants may electronically transmit a request for withdrawal to DTC. DTC will then edit the request and send a request message to the paying agent. The term “request message” means a message transmitted by DTC and received by the paying agent, which states that DTC has received a request for withdrawal from a DTC participant and identifies the notes to which such request relates. If the notes to be withdrawn have been delivered or otherwise identified to the paying agent, a timely request message is effective immediately upon receipt thereof, even if physical release is not yet effected.

Any notes properly withdrawn will be deemed to be not validly tendered for purposes of the offer. Withdrawn notes may be re-tendered by following one of the procedures described in “Section 9—Procedures for Tendering Notes,” at any time at or prior to the expiration time.

Withdrawal of notes can be accomplished only in accordance with the foregoing procedures.

If you tender your notes in the offer, you may convert your notes pursuant to the conversion right only if you withdraw your notes prior to the time at which your right to withdraw has expired. The notes are convertible into shares of common stock as described in “Section 6—Conversion Rights With Respect to the Notes.”

All questions as to the form and validity (including time of receipt) of notices of withdrawal, including a request message, will be determined by us, in our sole discretion (and our determination shall be final and binding). Neither we, the paying agent, the trustee, the conversion agent nor any other person will be under any duty to give notification of any defects or irregularities in any request message or incur any liability for failure to give any such notification.

Section 11.	Source and Amount of Funds

The total amount of funds we need to purchase all of the notes pursuant to the offer and to pay related fees and expenses is estimated to be approximately $402.4 million (assuming 100% of the outstanding principal amount of notes are tendered and accepted for payment). Medtronic has informed us that it intends to supply the funds for our purchase of the notes from cash on Medtronic’s balance sheet.

Section 12.	Conditions of the Offer

There are no conditions to this offer except (1) for the timely and proper delivery and tender of notes in accordance with the terms of the offer and (2) that the offer must comply with applicable law. We reserve the right to withdraw or terminate the offer in our sole discretion if either or both of such conditions have not been satisfied. The offer is not conditioned on our ability to obtain sufficient financing to purchase notes validly tendered and not withdrawn pursuant to the offer.

Section 13.	Material United States Federal Income Tax Consequences

TO COMPLY WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS OFFER TO PURCHASE AND RELATED MATERIALS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) ANY SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING BY US OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of certain material U.S. federal income tax considerations of the sale of notes pursuant to this offer to purchase. This summary is based upon provisions of the Code, applicable regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a note held as a capital asset by a beneficial owner. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes as a part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell notes under the constructive sale provisions of the Code;

•	tax consequences to U.S. holders (as defined below) of notes whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in pass-through entities;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift tax consequences, if any.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes, you should consult your tax advisors.

If you are considering the sale of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. holder” means a beneficial owner of notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner (other than a partnership, or any entity treated as a partnership for U.S. federal income tax purposes) of notes that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates.

Consequently, non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. holders

Sale of notes pursuant to offer to purchase

Subject to special rules applicable to market discount, discussed below, A U.S. holder will generally recognize capital gain or loss upon the sale of a note equal to the difference between the amount realized (less accrued interest which will be taxable as such) upon the sale and such U.S. holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount that the U.S. holder paid for the note, increased by any market discount previously included in income and decreased by any bond premium previously amortized. If, at the time of the sale, a U.S. holder held the note for more than one year, such gain or loss will be a long-term capital gain or loss. Otherwise, such gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%. A U.S. holder’s ability to deduct capital losses may be limited.

If a U.S. holder acquires a note at a cost less than the stated redemption price at maturity of the note, the amount of such difference is treated as market discount, unless such difference is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years from the date of acquisition to maturity of the note. In general, market discount will be treated as accruing on a straight line basis over the remaining term of the note or, at the U.S. holder’s election, under a constant yield method. If a U.S. holder acquired a note at a market discount, such U.S. holder will be required to treat any gain recognized on the disposition of the note as ordinary income to the extent of accrued market discount not previously included in income with respect to the note.

Information reporting and backup withholding

Information reporting requirements generally will apply to payments of interest on the notes and to the proceeds of the sale of a note paid to a U.S. holder unless the U.S. holder is an exempt recipient such as a corporation. Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the Internal Revenue Service (the “IRS”) that it has failed to report in full payments of interest income. Eligible U.S. holders that do not otherwise properly establish an exemption from backup withholding should complete and submit an IRS Form W-9, certifying that such holder is a U.S. person, the tax identification number provided is correct, and that such holder is not subject to backup withholding. For additional information and instructions, see IRS Form W-9 and the related instructions, which are available at www.irs.gov.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Consequences to non-U.S. holders

The gross amount of payments attributable to accrued interest paid to a non-U.S. holder generally will not be subject to U.S. federal income tax, provided that (i) such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote, (ii) the holder is not (a) a controlled foreign corporation that is related to us through stock ownership or (b) a bank receiving interest on a loan entered into in the ordinary course of business, (iii) such interest is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and (iv) we or our paying agent has received appropriate documentation establishing that the non-U.S. holder is not a U.S. person. A non-U.S. holder that does not qualify for exemption from U.S. federal income tax under this paragraph generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable treaty rate) on payments of accrued interest.

Gain realized by a non-U.S. holder on the sale of the notes pursuant to the offer to purchase will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the notes.

If you are a non-U.S. holder who is an individual described in the first bullet point above, you will be subject to tax at regular graduated U.S. federal income tax rates on the net gain derived from the sale of a note, generally in the same manner as if you were a U.S. holder. If you are described in the second bullet point above, you will be subject to a flat 30% tax on the gain recognized on the sale of a note (which gain may be offset by U.S. source capital losses), even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain generally in the same manner as if you were a U.S. person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty. Any amounts which a non-U.S. holder receives on a sale of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above. We believe that we are not a USRPHC for U.S. federal income tax purposes.

Information reporting and backup withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest, provided the statement described above under “Consequences to non-U.S. holders” has been received (and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient). In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received (and we and the relevant financial intermediaries do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. To establish that a non-U.S. holder qualifies as an exempt recipient, the non-U.S. holder should complete and submit the appropriate IRS Form W-8BEN, W-8ECI, and/or other appropriate form, as applicable, signed under penalties of perjury, attesting to the holder’s exempt status. Such forms may be obtained at www.irs.gov. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Section 14.	Fees and Expenses; Solicitations

We will not pay any fees or commissions to any broker, dealer or other person for soliciting or making recommendations with respect to tenders of notes pursuant to the offer.

Directors, officers and regular employees of either us or our affiliates (who will not be specifically compensated for such services) and the paying agent may contact holders of notes by mail, telephone, or facsimile regarding the offer and may request brokers, dealers and other nominees to forward this offer to purchase to beneficial owners of the notes.

Section 15.	Miscellaneous

We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the offer will not be made to (nor will tenders of notes be accepted from or on behalf of) the owners of notes residing in such jurisdiction.

November 8, 2007	KYPHON INC.

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of our and Medtronic’s board of directors and each of our and Medtronic’s executive officers.

The persons listed below are our directors and executive officers.

Name	Position(s)
Peter L. Wehrly	Director and President Robert Jordheim Director and Chief Financial Officer
Steve Foster	Director and Vice President
Antoine Campiche	Director
Henri-Pierre Ferret	Director
Herbert F. Riband	Director
Arthur T. Taylor	Vice President and Chief Operating Officer
Maureen L. Lamb	Vice President and Controller
Philip J. Albert	Vice President
Terrance L. Carlson	Secretary
Keyna P. Skeffington	Assistant Secretary

The business address of each person listed in the table above is c/o Kyphon Inc., 1221 Crossman Avenue, Sunnyvale, California 94089.

The persons listed below are Medtronic’s directors and executive officers.

Name	Position(s)
Arthur D. Collins	Chairman of the Board
Richard H. Anderson	Director
David L. Calhoun	Director
William A. Hawkins	Director, President and Chief Executive Officer
Shirley Ann Jackson	Director
James T. Lenehan	Director
Denise M. O’Leary	Director
Kendall J. Powell	Director
Robert C. Pozen	Director
Jean-Pierre Rosso	Director
Jack W. Schuler	Director
Susan Alpert, Ph.D., M.D.,	Senior Vice President, Chief Quality and Regulatory Officer
Jean-Luc Butel	Senior Vice President and President, Asia Pacific
Terrance L. Carlson	Senior Vice President, General Counsel and Corporate Secretary
H. James Dallas	Senior Vice President and Chief Information Officer
Michael F. DeMane	Chief Operating Officer
Gary L. Ellis	Senior Vice President and Chief Financial Officer
Richard Kuntz, M.D.	Senior Vice President and President, Neuromodulation
James P. Mackin	Senior Vice President, President Cardiac Rhythm Disease Management
Stephen H. Mahle	Executive Vice President, Senior Health Care Advisor
Carol McCormick	Senior Vice President, Human Resources
Christopher J. O’Connell	Senior Vice President and President of Diabetes
Stephen N. Oesterle, M.D.	Senior Vice President, Medicine and Technology
Oern R. Stuge, M.D.	Senior Vice President and President, Medtronic Europe, Emerging Markets and Canada

A-1

Scott R. Ward	Senior Vice President and President, CardioVascular
Peter L. Wehrly	Senior Vice President and President, Spinal and Navigation

The business address of each person listed in the table above is c/o Medtronic, Inc., 710 Medtronic Parkway Minneapolis, Minnesota 55432.

A-2